                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

                           FILED BY THE REGISTRANT [X]

                 FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

                           CHECK THE APPROPRIATE BOX:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)
               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

                              [X] NO FEE REQUIRED.

         [ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14a-6(i)(1) AND 0-11.

         (1)      TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION
                  APPLIES:

         (2)      AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

         (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

         (4)      PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

         (5)      TOTAL FEE PAID:

    [ ]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS.

         [ ]      CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY
    EXCHANGE ACT RULE 0-11(a)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

         (1)      AMOUNT PREVIOUSLY PAID:
         (2)      FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:
         (3)      FILING PARTY:
         (4)      DATE FILED:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                     [LOGO]

             2000 SOUTH COLORADO BOULEVARD, TOWER TWO, SUITE 2-1000
                           DENVER, COLORADO 80222-7900

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 26, 2002

         You are cordially invited to attend the 2002 Annual Meeting of Stockholders (the "Meeting") of APARTMENT INVESTMENT AND MANAGEMENT COMPANY (the "Company") to be held on Friday, April 26, 2002, at 9:00 a.m. at the principal executive offices of the Company at 2000 South Colorado Boulevard, Tower Two, Suite 2-1000, Denver, Colorado 80222-7900, for the following purposes:

         1. To elect six directors, for a term of one year each, until the next Annual Meeting of Stockholders and until their successors are elected and qualify;

         2. To ratify the selection of Ernst & Young LLP, to serve as independent auditors for the Company for the fiscal year ending December 31, 2002;

         3. To approve the sale of an aggregate of 5,000 High Performance Partnership Units of AIMCO Properties L.P.; and

         4. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

         Only stockholders of record at the close of business on March 15, 2002, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

         WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The proxy is revocable at any time prior to the exercise thereof by written notice to the Company, and stockholders who attend the Meeting may withdraw their proxies and vote their shares personally if they so desire.

         You may choose to vote your shares by using a toll-free telephone number or the Internet, as described on the proxy card. You may also mark, sign, date and mail your proxy in the envelope provided, but if you choose to vote your shares by telephone or the Internet, there is no need for you to mail your proxy card. Votes submitted via the Internet or by telephone must be received by 5:00 p.m. Eastern Time on April 24, 2002. The method by which you decide to vote will not limit your right to vote at the Annual Meeting. If you later decide to attend the Annual Meeting in person, you may vote your shares even if you previously have submitted a proxy by telephone, the Internet or by mail.

         The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

                             BY ORDER OF THE BOARD OF DIRECTORS

                             /s/ Miles Cortez
                             Miles Cortez
                             Secretary

April 1, 2002

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
             2000 SOUTH COLORADO BOULEVARD, TOWER TWO, SUITE 2-1000
                           DENVER, COLORADO 80222-7900


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 26, 2002

         This Proxy Statement is furnished to stockholders of Apartment Investment and Management Company ("AIMCO" or the "Company"), a real estate investment trust ("REIT"), in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on Friday, April 26, 2002, at 9:00 a.m. at the principal executive offices of the Company at 2000 South Colorado Boulevard, Tower Two, Suite 2-1000, Denver, Colorado 80222-7900, and at any and all adjournments or postponements thereof, for the purposes set forth in the Notice of Meeting. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about April 3, 2002.

         This solicitation is made by mail on behalf of the Board of Directors of the Company. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by telephone, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company has retained the services of Georgeson Shareholder, for an estimated fee of $4,000, plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

         Holders of record of the Class A Common Stock of the Company ("Common Stock") as of the close of business on the record date, March 15, 2002 (the "Record Date"), are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on the Record Date, there were 76,728,847 shares of Common Stock issued and outstanding.

         Shares represented by proxies in the form enclosed, if the proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned proxy, the shares will be voted: FOR the election of all nominees for director; FOR the ratification of the selection of Ernst & Young LLP as independent auditors for the calendar year ending December 31, 2002 and FOR the approval of the sale of an aggregate of 5,000 High Performance Partnership Units of AIMCO Properties, L.P. (the "Operating Partnership"). To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before voting by filing a notice of revocation with the Secretary of the Company, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

         The Company's 2001 Annual Report to Shareholders is being mailed with this Proxy Statement. The principal executive offices of the Company are located at 2000 South Colorado Boulevard, Tower Two, Suite 2-1000, Denver, Colorado 80222-7900.

                                   PROPOSAL 1:
                              ELECTION OF DIRECTORS

         Pursuant to the Company's Charter, directors are elected at each Annual Meeting of Stockholders and hold office for one year, and until their successors are duly elected and qualify. The Company's Bylaws currently authorize a Board of Directors consisting of not fewer than three nor more than nine persons.

         The nominees for election to the six positions on the Board of Directors selected by the Nominating Committee of the Board of Directors to be voted upon at the Meeting are James N. Bailey, Terry Considine, Richard S. Ellwood, Peter K. Kompaniez, J. Landis Martin and Thomas L. Rhodes, all of whom were elected to the Board of Directors at the last Annual Meeting of Stockholders. Messrs. Bailey, Ellwood, Martin, and Rhodes (the "Independent Directors") are not employed by, or affiliated with, the Company, other than by virtue of serving as directors of the Company. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Bailey, Considine, Ellwood, Kompaniez, Martin and Rhodes to hold office as directors for a term of one year until their successors are elected and qualify at the next Annual Meeting of Stockholders. All nominees have advised the Board of Directors that they are able and willing to serve as directors.

         If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than six nominees.

         Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the six nominees named above as directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE SIX NOMINEES.


                                   PROPOSAL 2:
                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The firm of Ernst & Young LLP, the Company's independent auditors for the year ended December 31, 2001, was selected by the Board of Directors, upon the recommendation of the Audit Committee, to act in the same capacity for the fiscal year ending December 31, 2002, subject to ratification by the Company's stockholders. The aggregate fees billed for services rendered by Ernst & Young LLP during the year ended December 31, 2001 are as follows:

         Audit Fees. The aggregate fees billed by Ernst & Young LLP to the Company for professional services rendered for audits of the annual financial statements of the Company and certain of its subsidiaries and affiliates (approximately 600 entities) for the fiscal year ended December 31, 2001 and for the review of the financial statements included in the Quarterly Reports on Form 10-Q of the Company and certain of its subsidiaries and affiliates for the fiscal year ended December 31, 2001 were $6.8 million.


         Financial Information Systems Design and Implementation Fees. For the fiscal year ended December 31, 2001, no fees were billed to the Company by Ernst & Young LLP for financial information systems design or implementation.


         All Other Fees. The aggregate fees billed for all other services rendered by Ernst & Young LLP to the Company and certain of its subsidiaries and affiliates for the fiscal year ended December 31, 2001 were $10.7 million, which includes audit-related services of $3.3 million and non-audit services of $7.4 million. Audit related services generally include fees for merger and acquisition due diligence, employee benefit plan audits, accounting consultations and registration statements filed with the Securities and Exchange Commission. Non-audit services consisted of $6.5 million of tax compliance for over 900 entities affiliated with the Company and $0.9 million of consulting services.

         Representatives of Ernst & Young LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

         The affirmative vote of a majority of the votes cast regarding the proposal is required to ratify the selection of Ernst & Young LLP. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of Ernst & Young LLP to serve as independent auditors for the Company for the fiscal year ending December 31, 2002.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.


           PROPOSAL 3: APPROVAL OF THE SALE OF HIGH PERFORMANCE UNITS

         As an additional step in furtherance of the Company's goal of increasing AIMCO's adjusted funds from operations, dividend income and share price by making share ownership the primary economic motivation of its officers and directors, in January 1998, the Operating Partnership sold an aggregate of 15,000 Class I High Performance Partnership Units (the "Class I Units") to a joint venture formed by fourteen of the Company's officers and to three of the Company's Independent Directors. Based on the success of the Class I Units, in January 2001, the Board of Directors decided to sell to the Company's employees additional High Performance Units. In 2001, upon approval of shareholders, the Operating Partnership sold an aggregate of 15,000 of its Class II, III, and IV High Performance Partnership Units (the "Class II Units", "Class III Units" and "Class IV Units") to over 60 employees of the Company. Unlike Common Stock, Partnership Common Units ("OP Units") and options to purchase Common Stock, the High Performance Units provide the following advantages to the Company:

         o the Operating Partnership receives cash consideration for an interest that will have nominal cost to the Company unless the total return to the Company's stockholders for the relevant measurement period exceeds a minimum hurdle rate and is significantly better than the industry average (as measured by the Morgan Stanley REIT Index); and

         o any value received by the purchasers of the High Performance Units is not readily transferable and constitutes a long-term investment in the Company, providing a further substantial and enduring alignment of the long-term economic interests of the Company and its officers.

         The following table details the results of the High Performance Units that have been previously issued and for which the relevant measurement period has ended:

                                                                        CLASS I UNITS       CLASS II UNITS
                                                                        -------------       --------------
Measurement Period                                                   1/1/98 - 12/31/00    1/1/01 - 12/31/01
AIMCO Total Return                                                               59.24%                0.21%
MS REIT Index Total Return                                                        0.58%               12.83%
Minimum Return for Measurement Period                                            30.00%               11.00%
Excess (Outperformance) Return                                                   29.24%                0.00%
Weighted Average Market Value of Outstanding Equity (in millions)               $2,623               $3,858
Excess (Outperformance) Shareholder Value Added (in millions, at
  end of measurement period)                                                      $767                   $0
Value of Units (in millions, at end of measurement period)                        $115                   $0

         As shown in the above table, the Class II Units were valued at $0, and therefore, the allocable investment made by the holders of $1.275 million was lost.

         In addition to the Class I and Class II High Performance Partnership Units described above, the Operating Partnership has also sold 5,000 Class III Units and 5,000 Class IV Units, which have measurement periods of January 1, 2001 through December 31, 2002 and January 1, 2001 through December 31, 2003, respectively.

         The following table details the results of the High Performance Units that have been previously issued and for which the relevant measurement periods have not yet ended:

                                                                         CLASS III UNITS      CLASS IV UNITS
                                                                         ---------------      --------------
Measurement Period                                                     1/1/01 - 12/31/02    1/1/01 - 12/31/03
AIMCO Total Return (for period from 1/1/01 through 12/31/01)                        0.21%                0.21%
MS REIT Index Total Return (for period from 1/1/01 through 12/31/01)               12.83%               12.83%
Minimum Return for Measurement Period                                              23.20%               36.80%
Outperformance Return (for period from 1/1/01 through 12/31/01)                     0.00%                0.00%
Weighted Average Market Value of Outstanding Equity (in millions
   for the period from 1/1/01 through 12/31/01)                                   $3,858               $3,858
Outperformance Shareholder Value Added (in millions, at 12/31/01)                     $0                   $0
Value of Units (in millions, at 12/31/01)                                             $0                   $0

         As shown in the above table, the Class III Units and Class IV Units were valued at $0 for the period of January 1, 2001 through December 31, 2001, however, the full measurement period for Class III Units ends on December 31, 2002 and Class IV Units ends on December 31, 2003.

         This year, the Board of Directors has decided to sell a new class of High Performance Units (Class V High Performance Partnership Units), which have identical characteristics to the Class IV Units sold in 2001 except for the dilutive impact limit which was reduced from 1.5% to 1% and a different three year measurement period. The specific characteristics of the Class V High Performance Partnership Units are shown below:

         o The new High Performance Units will have a three-year measurement period starting on January 1, 2002 and ending December 31, 2004.

         o The new High Performance Units will have nominal value unless the AIMCO total return (dividend income plus share price appreciation) exceeds 115% of the cumulative total return of the Morgan Stanley REIT Index and has a cumulative total return for the three year period of at least 36.8% (equivalent to 11% per year).

         o The amount, if any, by which the total return of the Common Stock over the measurement period exceeds the applicable total return hurdle will be considered the "Outperformance Return."

         o Outperformance Return multiplied by AIMCO's average market capitalization will be considered "Outperformance Shareholder Value Added" for shareholders.

         o If the minimum total return hurdle is met as of December 31, 2004, the holders of the new High Performance Units will thereafter receive distributions and allocations of income and loss at the same time and in the same amount (subject to certain exceptions upon liquidation of the Operating Partnership) as a number of OP Units equal to (i) 5% of Outperformance Value Added divided by (ii) the average volume weighted price of the Company's Common Stock over the 20 trading days ending on the determination date (subject to the limits on dilution described below).

         o Investment in the new High Performance Units will be offered to approximately 50 employees of the Company, and there will be no participation by the independent board members.

         o The new High Performance Units are not transferable (except to family trusts or partnerships) until the holder of the units dies, and are not exchangeable for Common Stock unless there is a change of control of the Company.

         o The dilutive impact to AIMCO's stockholders from the new High Performance Units will be limited to 1.0%.

         o In calculating the AIMCO total returns for the new High Performance Units, the initial value of the Common Stock will be $45.19. This was also the price used to determine the total return of the Common Stock for purposes of valuing the Class II High Performance Partnership Units issued in January 2001, for which the measurement period ended December 31, 2001. It is an average of the volume-weighted daily trading price of the Common Stock for the 20 consecutive trading days immediately preceding the end of the period on December 31, 2001.


         The Company's Board of Directors has determined, based upon the advice of an independent valuation expert, that the fair value of the 5,000 new High Performance Units is $1,066,000 in the aggregate. The employees who are offered the opportunity to invest in the new High Performance Units will do so through a senior management partnership, SMP 2005, L.L.C., a Delaware limited liability company (the "SMP"), which will hold the new High Performance Units until their valuation date. The terms of the limited liability company agreement of the SMP will restrict the employees' ability to transfer their interests, and provides the SMP with a right to repurchase the interest of any employee at the original purchase price if such employee's employment with the Company is terminated for any reason (other than by death or disability) before the end of the measurement period. As with previous High Performance Units, the employees are investing through a limited liability company to ensure that there is no opportunity to profit from the ownership of High Performance Units before the valuation date.



         A family partnership controlled by Terry Considine, the Chairman of the Board and Chief Executive Officer of the Company, and Peter Kompaniez, the Vice-Chairman of the Board and President of the Company, will own approximately 40% and 10%, respectively, of the SMP. The remaining interests in the SMP may be owned by the other employees of the Company. Accordingly, Messrs. Considine and Kompaniez will beneficially own 50% of the High Performance Units purchased by the SMP. The $1,066,000 million aggregate purchase price to be paid by the SMP for the High Performance Units will be funded with cash contributions from the employees participating in the SMP. To the extent that offerees elect not to participate, their interests will be offered to other participants on a proportionate basis.


         Holders of the new High Performance Units will not be able redeem their High Performance Units prior to the date (the "Valuation Date") that is the earlier of (i) January 1, 2005, or (ii) the date on which a change of control (as defined in the Operating Partnership's Agreement of Limited Partnership) occurs. Holders of the new High Performance Units will be entitled to receive distributions and allocations of income and loss from the Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon liquidation of the Operating Partnership) as would holders of a number of OP Units (the "OP Unit Equivalent"). Prior to the relevant Valuation Date, the OP Unit Equivalent will be 0.01 for each new High Performance Unit. If, on the Valuation Date, the cumulative Total Return of the Company Common Stock from January 1, 2002 to December 31, 2004 (the "Measurement Period") exceeds 115% of the cumulative Total Return of a peer group index over the same period, and is at least the equivalent of 36.8% cumulative Total Return over the three year period (the "Minimum Return"), then, on and after the Valuation Date, the OP Unit Equivalent for each new High Performance Unit will be revised to equal (i) the product of (A) 5% of the amount by which the cumulative Total Return of the Company Common Stock over the Measurement Period exceeds the greater of 115% of a peer group index or the Minimum Return (such excess being the "Outperformance Return"), multiplied by (B) the weighted average market value of the Company's equity capitalization (including Common Stock and OP Units but not preferred stock or preferred units), divided by (ii) the product of (A) the market value of one share of Common Stock on the Valuation Date and (B) the 5,000 new High Performance Units originally issued. However, the number of OP Unit Equivalents for the 5,000 new High Performance Units may not exceed 1.0% of the number of shares of Common Stock and OP Units outstanding, on a fully diluted basis, on the Valuation Date. If, on the Valuation Date, the cumulative Total Return of the Company Common Stock does not satisfy these criteria, then the OP Unit Equivalent for the new High Performance Units will remain at 0.01 per Unit. For purposes of determining the market value of Common Stock or OP Units as of any date, the average of the volume-weighted daily trading price of the Common Stock for the 20 consecutive trading days immediately preceding such date is used, except that the value of a share of Common Stock as of January 1, 2002 will be $45.19, the price used to determine the value of the Class II High Performance Partnership Units as of December 31, 2001.

         As with previously-issued High Performance Units, the Morgan Stanley REIT Index will be used as the peer group index (the "Peer Group Index") for purposes of the new High Performance Units. The Morgan Stanley REIT Index is a capitalization-weighted index, with dividends reinvested, of the most actively traded real estate investment trusts. As of December 31, 2001, the Morgan Stanley REIT Index was comprised of 116 real estate investment trusts selected by Morgan Stanley Incorporated. The Board of Directors of the Company has selected this index because it believes that it is the real estate investment trust index most widely reported and accepted among institutional investors. The Board of Directors may select a different index if it determines that the Morgan Stanley REIT Index is no longer an appropriate comparison for the Company; if the Morgan Stanley REIT Index is not maintained throughout the Measurement Period; or for any other reason that the Board of Directors determines.

         "Total Return" means, for any security and for any period, the cumulative total return for such security over such period, as measured by (i) the sum of (a) the cumulative amount of dividends paid in respect of such security for such period (assuming that all cash dividends are reinvested in such security as of the payment date for such dividend based on the security price on the dividend payment date), and (b) an amount equal to (x) the security price at the end of such period, minus (y) the security price at the beginning of such period, divided by (ii) the security price at the beginning of the measurement period; provided, however, that if the foregoing calculation results in a negative number, the Total Return shall be equal to zero.

         The new High Performance Units are subject to certain restrictions on transfer. The SMP may not transfer its High Performance Units until after the Valuation Date, and then only to its participants or to one of their family members (or a family-owned entity). Individuals may not transfer High Performance Units except to a family member (or a family-owned entity) or in the event of death or disability. The new High Performance Units are not convertible into Common Stock. However, in the event of a change of control of the Company, holders of the new High Performance Units will have redemption rights similar to those of holders of OP Units. Upon the occurrence of a change of control, any holder of the new High Performance Units may, subject to certain restrictions, require the Operating Partnership to redeem all or a portion of the High Performance Units held by such party in exchange for a cash payment per unit equal to their market value at the time of redemption. However, in the event that any High Performance Units are tendered for redemption, the Operating Partnership's obligation to pay the redemption price is subject to the prior right of the Company to acquire such High Performance Units in exchange for an equal number of shares of Common Stock (subject to certain adjustments).

         Although the Company does not believe that the sale of the new High Performance Units will have an anti-takeover effect, the High Performance Units could increase the potential cost of acquiring control of the Company and thereby discourage an attempt to take control of the Company. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not approved the sale of the new High Performance Units with the intention of discouraging any such attempt.

         If the Company's Total Return over the Measurement Period exceeds 115% of the Total Return of the Morgan Stanley REIT Index and exceeds the Minimum Return of 36.8% over three years, then the holders of new High Performance Units could be entitled to a significant percentage of future distributions made by the Operating Partnership. This would have a dilutive effect on future earnings per share of Common Stock, and on the Company's equity ownership in the Operating Partnership after the Valuation Date. However, the maximum dilutive effect for the new class of High Performance Units will be 1.0% of the number of shares of Common Stock and OP Units outstanding, on a fully diluted basis, on the Valuation Date.

         The following table sets forth the cumulative Total Returns of the Company's Common Stock and the Morgan Stanley REIT Index, respectively, for each year in the period from January 1, 1998 through December 31, 2000, which were the returns used for the valuation of the Class I Units. However, such historical results are not necessarily indicative of future performance.

                                                             YEAR ENDED DECEMBER 31,
                                                          1998         1999         2000
                                                         ------       ------       ------
Cumulative Total Return of Company Common Stock            7.77%       22.71%      59.24%
Cumulative Total Return of Morgan Stanley REIT Index     (16.83)%     (20.69)%      0.58%

         The following table sets forth the cumulative Total Returns of the Company Common Stock and the Morgan Stanley REIT Index, respectively, for the period from January 1, 2001 through December 31, 2001, which were the returns used in the valuation of the Class II, Class III and Class IV Units to date. However, such historical results are not necessarily indicative of future performance.


                                                         YEAR ENDED DECEMBER 31,
                                                                 2001
                                                                 ----
Cumulative Total Return of Company Common Stock                  0.21%
Cumulative Total Return of Morgan Stanley REIT Index            12.83%

         The table below illustrates the value of the new High Performance Units on the Valuation Date under different circumstances. The table demonstrates the value of the new High Performance Units at given prices for Common Stock and the total return calculated at that price compared to both the Minimum Return and 115% of the peer group total return. For purposes of this illustration, the "value" of the new High Performance Units is calculated by multiplying (a) 5% of the Outperformance Return, by (b) the weighted average market value of the Company's equity capitalization (including Common Stock and OP Units not held by the Company) over the Measurement Period. However, this determination of value does not represent the actual fair market value of the High Performance Units on the Valuation Date because the High Performance Units are subject to substantial restrictions on transfer and, in the absence of a change of control, do not entitle the holders thereof to any redemption rights. Except as otherwise indicated, it is assumed, for purposes of the illustration, that the Valuation Date is January 1, 2004, the Peer Group Index has an annual Total Return of 36.8%; and the weighted average market value of outstanding equity (Common Stock and OP Units not held by the Company) during the Measurement Period is $3.965 billion. Other important assumptions are set forth in the footnotes below the following table.

         The table below is for illustrative purposes only and there can be no assurance that actual outcomes will be within the ranges used. Some of the factors that could affect the results set forth in the table are the Total Return of the Common Stock relative to the Total Return of the Morgan Stanley Index, and the market value of the average outstanding equity of the Company during the Measurement Period. These factors may be affected by general economic conditions, local real estate conditions and the dividend policy of the Company.

        Class V High Performance Partnership Units - Three Year Program

                   Valuation Analysis as of December 31, 2001

================================================================================

5,000 CLASS V HIGH PERFORMANCE PARTNERSHIP UNITS


$1,066,000 CASH PROCEEDS TO COMPANY FROM INITIAL INVESTMENT (1)




                                                                                                                        OP Unit
                                  115%                                    Out-         Value of                      Dilution as a
                                   MS                    Average      performance        High                        Percentage of
            AIMCO              REIT Index     Out-        Market       Shareholder    Performance        OP Unit     Total Diluted
 Stock      Total     Minimum    Total     performance Capitalization  Value Added       Units           Dilution       Shares
 Price    Return(2)   Return    Return      Return(3)  (thousands)(4) (thousands)(5) (thousands)(6)   (thousands)(7) Outstanding(8)
-------  ----------  --------  ---------   ----------- -------------- -------------- --------------   -------------- --------------
$50.00     33.57%     36.80%                  0.00%     $3,964,537    $     --        $      3            --            0.00%
                                40.00%        0.00%      3,964,537          --               3            --            0.00%
                                60.00%        0.00%      3,964,537          --               3            --            0.00%

 53.00     40.21%     36.80%                  3.41%      3,964,537     135,112           6,756           127            0.12%
                                40.00%        0.21%      3,964,537       8,247             412             8            0.01%
                                60.00%        0.00%      3,964,537          --               3            --            0.00%

 56.00     46.85%     36.80%                 10.05%      3,964,537     398,303          19,915           356            0.34%
                                40.00%        6.85%      3,964,537     271,438          13,572           242            0.23%
                                60.00%        0.00%      3,964,537          --               3            --            0.00%

 59.00     53.49%     36.80%                 16.69%      3,964,537     661,494          33,075           561            0.54%
                                40.00%       13.49%      3,964,537     534,629          26,731           453            0.44%
                                60.00%        0.00%      3,964,537          --               3            --            0.00%

 62.00     60.12%     36.80%                 23.32%      3,964,537     924,685          46,234           746            0.71%
                                40.00%       20.12%      3,964,537     797,820          39,891           643            0.62%
                                60.00%        0.12%      3,964,537       4,913             246             4            0.00%

 65.00     66.76%     36.80%                 29.96%      3,964,537   1,187,877          59,394           914            0.87%
                                40.00%       26.76%      3,964,537   1,061,012          53,051           816            0.78%
                                60.00%        6.76%      3,964,537     268,104          13,405           206            0.20%

 68.00     73.40%     36.80%                 36.60%      3,964,537   1,451,068          71,027         1,045            1.00%(9)
                                40.00%       33.40%      3,964,537   1,324,203          66,210           974            0.93%
                                60.00%       13.40%      3,964,537     531,295          26,565           391            0.37%

 71.00     80.04%     36.80%                 43.24%      3,964,537   1,714,259          74,161         1,045            1.00%(9)
                                40.00%       40.04%      3,964,537   1,587,394          74,161         1,045            1.00%(9)
                                60.00%       20.04%      3,964,537     794,487          39,724           559            0.54%




(1) If "Outperformance Shareholder Value Added" is $0, the "Cash Proceeds to Company from Initial Investment" is calculated by subtracting the "Value of High Performance Units" from $1,066,000 which is the purchase price of 5,000 Class V Units.


(2)      AIMCO Total Return is calculated in the above example as follows:
         ((Stock Price + 2002 Annual Dividend + 2003 Annual Dividend + 2004 Annual Dividend) -$ 45.19) / $45.19, where 2002 Annual Dividend equals $3.28, 2003 Annual Dividend equals $3.45 and 2004 Annual Dividend equals $3.63. The 2003 and 2004 Annual Dividends include a 5.13% increase over 2002 and 2003, respectively.

(3) "Outperformance Return" is the amount, if any, by which the total return of the AIMCO Class A Common Stock over the measurement period exceeds the greater of the Minimum Return or 115% of the MS REIT Index Total Return.

(4) Assumes the market value of outstanding equity (AIMCO Class A Common Stock and Common OP Units) at December 31, 2001 throughout the measurement period.

(5) "Outperformance Shareholder Value Added" is calculated by multiplying the Outperformance Return by the average market capitalization.


(6) The "Value of High Performance Units" is calculated by multiplying the Outperformance Shareholder Value Added by 5%. If Outperformance Shareholder Value Added is $0, the Value of High Performance Units is calculated by multiplying the stock price by 50 OP Units. The initial investment of $1,066,000 for the Class V Units will continue to be treated as contributed equity on the balance sheet of the Operating Partnership.


(7) The "OP Unit Dilution" is calculated by dividing the Value of High Performance Units by the stock price at the end of the period.


(8) "OP Unit Dilution as a Percentage of Total Diluted Shares Outstanding" is calculated by dividing the OP Unit Dilution by the total weighted-average diluted shares outstanding as of December 31, 2001 (104.5 million shares).


(9) The maximum dilution for the Class V Units is 1.0% of the total weighted-average diluted units outstanding.

         Pursuant to Section 312.03 of the New York Stock Exchange listing requirements, the affirmative vote of a majority of the votes cast regarding the proposal is required for approval of the sale of the new High Performance Units. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by proxies will be voted FOR the proposal to approve the sale of the new High Performance Units.


   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE SALE OF
                          THE HIGH PERFORMANCE UNITS.

                         BOARD OF DIRECTORS AND OFFICERS

         The executive officers of the Company and the nominees for election as directors of the Company, their ages, dates they were first elected an executive officer or director, and their positions with the Company or on the Board of Directors are set forth below.

NAME                          AGE       FIRST ELECTED                  POSITION
----                          ---       -------------                  --------
Terry Considine               54          July 1994      Chairman of the Board of Directors and Chief Executive Officer
Peter K. Kompaniez            57          July 1994      Vice Chairman of the Board of Directors and President
Harry G. Alcock               39        October 1999     Executive Vice President and Chief Investment Officer
Joel F. Bonder                53        December 1997    Executive Vice President - Legal and Regulatory Affairs
Miles Cortez                  58         August 2001     Executive Vice President, General Counsel and Secretary
Joseph DeTuno                 57        February 2001    Executive Vice President - Redevelopment
Patrick J. Foye               45          May 1998       Executive Vice President
Lance J. Graber               41        October 1999     Executive Vice President - Affordable Transactions
Paul J. McAuliffe             45        February 1999    Executive Vice President and Chief Financial Officer
Ronald D. Monson              45        February 2001    Executive Vice President and Head of Property Operations
David Robertson               36        February 2002    Executive Vice President - Affordable Properties
James N. Bailey               55          June 2000      Director, Chairman of the Nominating Committee
Richard S. Ellwood            70          July 1994      Director, Chairman of the Audit Committee
J. Landis Martin              56          July 1994      Director, Chairman of the Compensation Committee
Thomas L. Rhodes              62          July 1994      Director

         The following is a biographical summary of the experience of the current directors and executive officers of the Company for the past five years or more.

         Terry Considine. Mr. Considine has been Chairman of the Board of Directors and Chief Executive Officer since July 1994. Mr. Considine serves as Chairman and Chief Executive Officer of American Land Lease, Inc., another public real estate investment trust and successor to Asset Investors Corporation and Commercial Assets, Inc. Mr. Considine devotes his time to his responsibilities at AIMCO on a full time basis, and the balance to American Land Lease, Inc.

         Peter K. Kompaniez. Mr. Kompaniez has been Vice Chairman of the Board of Directors since July 1994 and was appointed President in July 1997. Mr. Kompaniez has also served as Chief Operating Officer of NHP Incorporated ("NHP"), after it was acquired by the Company in December 1997.

         Harry G. Alcock. Mr. Alcock served as a Vice President from July 1996 to October 1997, when he was promoted to Senior Vice President-Acquisitions. Mr. Alcock served as Senior Vice President-Acquisitions until October 1999, when he was promoted to Executive Vice President and Chief Investment Officer. Mr. Alcock has had responsibility for acquisition and financing activities of the Company since July 1994.

         Joel F. Bonder. Mr. Bonder was appointed Executive Vice President - Legal and Regulatory Affairs in August 2001 and previously served as Executive Vice President, General Counsel and Secretary from December 1997 to August 2001. Prior to joining the Company, Mr. Bonder served as Senior Vice President and General Counsel of NHP from April 1994 until it was acquired by the Company in December 1997.

         Miles Cortez. Mr. Cortez was appointed Executive Vice President, General Counsel and Secretary in August 2001. Prior to joining the Company, Mr. Cortez was the senior partner of Cortez Macaulay Bernhardt & Schuetze LLC, a Denver law firm, from December 1, 1997 through September 30, 2001. From August 1, 1993 through November 30, 1997, Mr. Cortez was a partner at McKenna & Cuneo LLP in Denver. He served as president of the Colorado Bar Association from 1996 to 1997 and the Denver Bar Association from 1992 to 1993.

         Joseph DeTuno. Mr. DeTuno was appointed Executive Vice President - Redevelopment in February 2001 and previously served as Senior Vice President - Property Redevelopment from August 1997 to February 2001. Prior to joining the Company, Mr. DeTuno was President and founder of JD Associates, his own full service real estate consulting, advisory and project management company which he founded in 1990.

         Patrick J. Foye. Mr. Foye was appointed Executive Vice President in May 1998. He is responsible for continuous improvement, acquisitions of partnership securities, consolidation of minority interests, and corporate and other acquisitions. Prior to joining the Company, Mr. Foye was a Merger and Acquisitions Partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1989 to 1998.

         Lance J. Graber. Mr. Graber was appointed Executive Vice President - Affordable Transactions in October 1999. His principal business function is overseeing affordable housing transactions. Prior to joining the Company, Mr. Graber was a Director at Credit Suisse First Boston from 1994 to May 1999, during which time he supervised a staff of seven in the making of principal investments in hotel, multi-family and assisted living properties.

         Paul J. McAuliffe. Mr. McAuliffe has been Executive Vice President since February 1999 and was appointed Chief Financial Officer in October 1999. From May 1996 until he joined the Company, Mr. McAuliffe was Senior Managing Director of Secured Capital Corp.

         Ronald D. Monson. Mr. Monson was appointed Executive Vice President and Head of Property Operations in February 2001. Previously, he served as Regional Vice President from March 1997 to May 1998, when he was promoted to Senior Vice President of the Midwest Division. Mr. Monson served as Senior Vice President of the Midwest Division until January 1999, when he was appointed Senior Vice President of the Far West Division. From April 1994 to February 1997, Mr. Monson was a Regional Vice President for Great Atlantic Property Management.

         David Robertson. Mr. Robertson was appointed Executive Vice President - Affordable Properties in February 2002. He is responsible for affordable property operations, refinancing and other value creation within the Company's affordable portfolio. Prior to joining the Company, Mr. Robertson was a member of the investment-banking group at Smith Barney from 1991 to 1996, where he was responsible for real estate investment banking transactions in the western United States, and was part of the Smith Barney team that managed AIMCO's initial public offering in 1994. Since February 1996, Mr. Robertson has been Chairman and Chief Executive Officer of Robeks Corporation, a privately held chain of specialty food stores.

         James N. Bailey. Mr. Bailey was appointed a Director of the Company in June 2000 and is currently Chairman of the Nominating Committee and a member of the Audit and Compensation Committees. Mr. Bailey is co-founder and Senior Managing Director of Cambridge Associates, LLC, founded in 1973, and co-founder, Treasurer and Director of: The Plymouth Rock Company, founded in 1984; Direct Response Corporation, founded in 1996; and Homeowner's Direct Corporation, founded in 1996; all U.S. personal lines insurance companies. In addition, he has served as a Trustee and member of the Investment Committee of the New England Aquarium since 1996. He has also been a member of a number of Harvard University alumni affairs committees, including, the Overseers Nominating Committee and, The Harvard Endowment Committee. Mr. Bailey is a member of the Massachusetts Bar and the American Bar Associations.

         Richard S. Ellwood. Mr. Ellwood was appointed a Director of the Company in July 1994. Mr. Ellwood is currently Chairman of the Audit Committee and a member of the Compensation and Nominating Committees. Mr. Ellwood is the founder and President of R.S. Ellwood & Co., Incorporated, a real estate investment banking firm. Prior to forming R.S. Ellwood & Co., Incorporated in 1987, Mr. Ellwood had 31 years experience on Wall Street as an investment banker, serving as: Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987; Managing Director at Warburg Paribas Becker from 1978 to 1984; general partner and then Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to 1968. Mr. Ellwood currently serves as a director of Felcor Lodging Trust, Incorporated and Florida East Coast Industries, Inc.

         J. Landis Martin. Mr. Martin was appointed a Director of the Company in July 1994 and became Chairman of the Compensation Committee on March 19, 1998. Mr. Martin is a member of the Audit and Nominating Committees. Mr. Martin has served as President and Chief Executive Officer of NL Industries, Inc., a manufacturer of titanium dioxide since 1987. Mr. Martin has served as Chairman of Tremont Corporation ("Tremont"), a holding company operating through its affiliates Titanium Metals Corporation ("TIMET") and NL Industries, Inc. ("NL"), since 1990 and as Chief Executive Officer and a director of Tremont since 1988. Mr. Martin has served as Chairman of TIMET, an integrated producer of titanium since 1987 and Chief Executive Officer since January 1995. From 1990 until its acquisition by a predecessor of Halliburton Company ("Halliburton") in 1994, Mr. Martin served as Chairman of the Board and Chief Executive Officer of Baroid Corporation, an oilfield services company. In addition to Tremont, NL and TIMET, Mr. Martin is a director of Halliburton, which is engaged in the petroleum services, hydrocarbon and engineering industries, Crown Castle International Corporation, a telecommunications company, and Special Metals Corporation, which produces high-performance nickel-based alloys and super alloys.

         Thomas L. Rhodes. Mr. Rhodes was appointed a Director of the Company in July 1994 and is currently a member of the Audit, Compensation and Nominating Committees. Mr. Rhodes has served as the President and Director of National Review magazine since November 1992, where he has also served as a Director since 1988. From 1976 to 1992, he held various positions at Goldman, Sachs & Co. and was elected a General Partner in 1986 and served as a General Partner from 1987 until November 1992. Mr. Rhodes is Vice Chairman of the Board of Directors of The Lynde and Harry Bradley Foundation and American Land Lease, Inc. and serves as a Director of Delphi Financial Corporation and its subsidiaries. He also serves as a Director of Delphi International, Ltd. and Oracle Reinsurance Company.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Board of Directors held four meetings during the year ended December 31, 2001. During 2001, no director attended fewer than 75% of the total number of meetings of the Board of Directors and any committees of the Board of Directors upon which he served. The Board of Directors has established standing audit, compensation and nominating committees.

         Audit Committee. The Audit Committee currently consists of the four Independent Directors: Messrs. Ellwood (Chairman), Bailey, Martin, and Rhodes. The Audit Committee makes recommendations to the Board of Directors concerning the engagement of independent auditors, reviews with the independent auditors the plans and results of the audit engagement, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. Each member of the Audit Committee is independent, as that term is defined in the listing standards of the New York Stock Exchange relating to audit committees. The Audit Committee held four meetings during the year ended December 31, 2001.

         Compensation Committee. The Compensation Committee currently consists of the Independent Directors: Messrs. Martin (Chairman), Bailey, Ellwood, and Rhodes. The Compensation Committee determines and reports to the Board of Directors regarding compensation for the Company's executive officers and administers the Company's stock option plans. The Compensation Committee met once in 2001.

         Nominating Committee. The Nominating Committee currently consists of the Independent Directors: Messrs. Bailey (Chairman), Martin, Ellwood, and Rhodes. The Nominating Committee makes recommendations to the Board of Directors regarding those individuals who will be nominated to serve on the Board of Directors. The Nominating

Committee will consider nominees to the Board that are recommended by shareholders in writing, marked to the attention of the Secretary, no later than November 28, 2002. The Nominating Committee met once in 2001.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consists of Messrs. Martin (Chairman), Bailey, Ellwood and Rhodes. Mr. Rhodes is Vice Chairman and a Director of American Land Lease, Inc. Mr. Considine, the Chairman of the Board and Chief Executive Officer of the Company, is also Chairman and Chief Executive Officer of American Land Lease, Inc.

                            COMPENSATION OF DIRECTORS

         In 2001, the Company paid the Independent Directors an annual fee of 1,500 shares of the Company's Common Stock, a fee of $1,000 for attendance at each meeting of the Board of Directors, and $1,000 for each meeting of any committee thereof. Compensation for the Independent Directors in 2002 will be an annual fee of 1,500 shares of Common Stock, a fee of $1,000 for attendance at each meeting of the Board of Directors, and $1,000 for each meeting of any committee thereof. This amount may be modified after further review by the Company. Directors who are not Independent Directors do not receive directors' fees.

         Pursuant to The 1994 Stock Option Plan of Apartment Investment and Management Company and Affiliates, each Independent Director, upon joining the Board of Directors, received an initial grant of an option to purchase up to 3,000 shares of Common Stock at the market price of the shares on the date of grant. On June 5, 2000 Mr. Bailey was granted an option to acquire 3,000 shares of Common Stock. Following the annual meeting of stockholders in 2000, each Independent Director received an option to purchase up to 3,000 shares of Common Stock. On January 24, 2001, each Independent Director received an option to purchase up to 10,000 shares of Common Stock. Following the annual meeting of stockholders in 2002, each Independent Director will receive an option to purchase up to 10,000 shares of Common Stock. The options have purchase prices equal to the market price of the shares on the day prior to the date of grant and vest one year after the date of grant.

                     AUDIT COMMITTEE REPORT TO STOCKHOLDERS

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. A written charter approved by the Board of Directors governs the Audit Committee.

         The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to independence discussions with audit committees, has discussed with the independent auditors their independence from the Company and its management, and has considered whether the independent auditor's provision of non-audit services to the Company is compatible with maintaining the auditor's independence.

         The Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held four meetings during fiscal year 2001.

      None of the Audit Committee members has a relationship with the Company that might interfere with exercise of his independence from the Company and its management.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee has also determined that provision by Ernst & Young LLP of other non-audit services is compatible with maintaining Ernst & Young LLP's independence. The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company's independent auditors.

Date: April 1, 2002

         RICHARD S. ELLWOOD (CHAIRMAN)
         JAMES N. BAILEY
         J. LANDIS MARTIN
         THOMAS L. RHODES

         The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information available to the Company, as of March 1, 2002, with respect to equity securities of the Company or any of its subsidiaries (other than directors qualifying shares) beneficially owned by (i) each director and nominee, the chief executive officer and the four other most highly compensated executive officers (the "Named Executive Officers") who were serving as of December 31, 2001, and (ii) all directors and executive officers as a group. The table also sets forth certain information available to the Company, as of March 1, 2002, with respect to shares of Common Stock held by each person known to the Company to be the beneficial owner of more than 5% of such shares. This table does not reflect options that are not exercisable within 60 days. Unless otherwise indicated, each person has sole voting and investment power with respect to the securities beneficially owned by that person. The business address of each of the following directors and executive officers is 2000 South Colorado Boulevard, Tower Two, Suite 2-1000, Denver, Colorado 80222-7900, unless otherwise specified.


                                                           NUMBER OF       PERCENTAGE OF    NUMBER OF        PERCENTAGE
                                                           SHARES OF       COMMON STOCK    PARTNERSHIP    OWNERSHIP OF THE
NAME AND ADDRESS OF BENEFICIAL OWNER                    COMMON STOCK(1)   OUTSTANDING(2)     UNITS(3)        COMPANY(4)
------------------------------------                    ---------------   --------------   -----------    -----------------
Directors & Executive Officers:
  Terry Considine...............................           4,087,041(5)        5.3%       2,430,173(6)         7.3%
  Peter K. Kompaniez............................           1,215,998(7)        1.6%         354,410(8)         1.8%
  Harry Alcock..................................             110,430(9)          *           47,682(10)          *
  Patrick J. Foye...............................             452,487(11)         *           17,484(12)          *
  Paul McAuliffe................................             243,870(13)         *            6,358(14)          *
  Richard S. Ellwood............................              38,525(15)         *             --                *
  J. Landis Martin..............................              36,500(16)         *           34,391(17)          *
  Thomas L. Rhodes..............................              64,900(18)         *           34,365(19)          *
  James N. Bailey...............................              14,500(20)         *             --                *
  All directors and executive
     officers as a group (15 persons)...........           6,649,745(21)       8.4%       2,931,221(22)        10.6%
5% or Greater Holders:
FMR Corp........................................           7,283,263(23)       9.7%            --               8.3%
  82 Devonshire Street
  Boston, Massachusetts 02109
Stichting Pensioenfonds ABP.....................           5,300,000           7.0%            --               6.1%
  Oude Lindestraat 70
  Postbus 2889
  6401 DL Heerlen
  The Netherlands
LaSalle Investment Management (Securities), LP..           4,979,730(24)       6.6%            --               5.7%
  200 East Randolph Drive
  Chicago, Illinois 60601
General Electric Capital Services, Inc..........           4,594,300(25)       5.7%            --               5.3%
  260 Long Ridge Road
  Stamford, Connecticut 06927
Pacific Financial Research, Inc.................           4,318,300(26)       5.7%            --               4.9%
  9601 Wilshire Blvd., Suite 800
  Beverly Hills, CA  90210
Security Capital Preferred Growth
  Incorporated..................................           4,364,229(27)       5.5%            --               5.0%
  11 South LaSalle Street, Second Floor
  Chicago, Illinois 60603


  *  Less than 1.0%

(1) Excludes shares of Common Stock issuable upon redemption of OP Units or Class I Units

(2) Represents the number of shares of Common Stock beneficially owned by each person divided by the total number of shares of Common Stock outstanding. Any shares of Common Stock which may be acquired by a person within 60 days upon the exercise of options, warrants, rights or conversion privileges are deemed to be beneficially owned by that person and are deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by that person, but not any other person.

(3) Through wholly owned subsidiaries, the Company acts as general partner of, and, as of March 1, 2002, holds approximately 87% of the interests in the Operating Partnership. After a one-year holding period, OP Units may be tendered for redemption and, upon tender, may be acquired by the Company for shares of Common Stock at an exchange ratio of one share of Common Stock for each OP Unit (subject to adjustment). If all OP Units were acquired by the Company for Common Stock (without regard to the ownership limit set forth in AIMCO's Charter) these shares of Common Stock would constitute approximately 11% of the then outstanding shares of Common Stock. OP Units are subject to certain restrictions on transfer. Class I Units are not convertible into Common Stock. However, in the event of a change of control of the Company, holders of the Class I Units will have redemption rights similar to those of holders of OP Units.

(4) Represents the number of shares of Common Stock beneficially owned, divided by the total number of shares of Common Stock outstanding, assuming, in both cases, that all 9,479,338 OP Units and 2,379,084 Class I Units outstanding as of March 1, 2002, are redeemed in exchange for shares of Common Stock (notwithstanding any holding period requirements, AIMCO's ownership limit and, in the case of Class I Units, the absence of a change of control). See footnote 3 above. Excludes Partnership Preferred Units issued by the Operating Partnership and AIMCO preferred stock.

(5) Includes 74,743 shares held by Mr. Considine's spouse, Elizabeth Considine, for which Mr. Considine disclaims beneficial ownership, 98,963 shares held by a non-profit foundation in which Mr. Considine has shared voting and investment power, for which Mr. Considine disclaims beneficial ownership, and 80,000 shares held by Titaho Limited Partnership RLLLP ("Titaho"), a Registered Limited Liability Limited Partnership in which Mr. Considine's brother is the trustee for the sole general partner and for which Mr. Considine disclaims beneficial ownership. Also includes 1,222,978 shares held by Titahotwo, RLLLP ("Titahotwo"), a Registered Limited Liability Limited Partnership in which Mr. Considine serves as General Partner and owns 1%, and 2,268,667 shares subject to options held by Titaho that are exercisable within 60 days for which Mr. Considine disclaims beneficial ownership.

(6) Includes 840,801 OP Units and 1,589,372 Class I Units which represent 8.9% of OP Units outstanding and 66.8% of Class I Units outstanding, respectively. The 840,801 OP Units include 179,735 OP Units held by an entity in which Mr. Considine has sole voting and investment power, 2,300 OP Units held by Titahotwo, and 157,698 OP Units held by Mr. Considine's spouse, Elizabeth Considine, for which Mr. Considine disclaims beneficial ownership. All Class I Units are held by Titahotwo.

(7) Includes 565,000 shares subject to options that are exercisable within 60 days.

(8) Includes 36,535 OP Units and 317,875 Class I Units which represent 0.4% of OP Units outstanding and 13.4% of Class I Units outstanding, respectively. The Class I Units include 158,938 units held by two trusts established by Mr. Kompaniez for his children for which he serves as trustee and disclaims beneficial ownership.

(9) Includes 77,786 shares subject to options that are exercisable within 60 days.

(10) Represents Class I Units, which represent 2% of all Class I Units outstanding.

(11) Includes 280,000 shares subject to options that are exercisable within 60 days and 3,300 shares of Class K Convertible Cumulative Preferred Stock which are convertible into 1,964 shares of Common Stock and represents less than 1% of the class outstanding.

(12) Represents Class I Units, which constitute less than 1% of the class outstanding.

(13) Includes 126,800 shares subject to options that are exercisable within 60 days and 1,300 shares of Class P Convertible Cumulative Preferred Stock which are convertible into 580 shares of Common Stock and represents less than 1% of the class outstanding. The officer also beneficially owns: 2,000 shares of Class C Cumulative Preferred Stock; 3,800 shares of Class D Cumulative Preferred Stock; and 2,000 shares of Class G Cumulative Preferred Stock each of which represents less than 1% of the class outstanding.

(14) Represents Class I Units, which constitute less than 1% of the class outstanding.

(15) Includes 23,500 shares subject to options that are exercisable within 60 days.

(16) Includes 19,000 shares subject to options that are exercisable within 60 days.

(17) Includes 26 OP Units and 34,365 Class I Units, each of which represent less than 1% of the class outstanding.

(18) Includes 19,000 shares subject to options that are exercisable within 60 days and 4,900 shares held by The Rhodes Foundation for which Mr. Rhodes disclaims beneficial ownership. The director also beneficially owns: 15,700 shares of Class C Cumulative Preferred Stock, and 3,100 shares of Class D Cumulative Preferred Stock, each of which represents less than 1% of the class outstanding.

(19) Represents Class I Units, which constitute less than 1% of the class outstanding.

(20) Includes 13,000 shares subject to options that are exercisable within 60 days.


(21) Includes 3,482,298 shares subject to options that are exercisable within 60 days, 3,300 shares of Class K Convertible Cumulative Preferred Stock which are convertible into 1,964 shares of Common Stock and 1,300 shares of Class P Convertible Cumulative Preferred Stock which are convertible into 580 shares of Common Stock, each of which represents less than 1% of the class outstanding. All directors and executive officers as a group also beneficially own: 17,700 shares of Class C Cumulative Preferred Stock; 13,150 shares of Class D Cumulative Preferred Stock; 2,000 shares of Class G Cumulative Preferred Stock, each of which represent less than 1% of all shares of each class outstanding.


(22) Includes 877,362 OP Units and 2,053,857 Class I Units, which represent 9.3% of OP Units outstanding and 86.3% of Class I Units outstanding, respectively.

(23)     FMR Corp. has shared voting power as to 5,338,225 shares.

(24) LaSalle Investment Management (Securities) L.P. has shared voting power as to 4,424,988 of such shares and shared dispositive power as to 4,596,266 of such shares.

(25) Includes: 5,000,000 shares of Class L Convertible Cumulative Preferred Stock which are convertible into 2,689,500 shares of Common Stock; and 4,000,000 shares of Class N Convertible Cumulative Preferred Stock which are convertible into 1,904,800 shares of Common Stock. General Electric Capital Services, Inc. has shared voting and dispositive power as to all 9,000,000 of such shares of preferred stock, which represent 100% of each class.

(26) Pacific Financial Research, Inc. has shared voting power as to 366,600 of such shares.

(27) Includes: 419,471 shares of Class B Cumulative Convertible Preferred Stock which are convertible into 1,377,572 shares of Common Stock; 1,904,762 shares of Class O Cumulative Convertible Preferred Stock which are convertible into 1,904,762 shares of Common Stock; 1,234,200 shares of Class K Convertible Cumulative Preferred Stock which are convertible into 734,596 shares of Common Stock and 778,000 shares of Class P Convertible Cumulative Preferred Stock which are convertible into 347,299 shares of Common Stock.

                           SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation paid for each of the three fiscal years ended December 31, 2001 to the Company's Chief Executive Officer and each of the Named Executive Officers.

                                                                                                LONG TERM
                                                                                            COMPENSATION(1)(2)
                                                                                    ------------------------------
                                                                                                      SECURITIES
                                                                                     RESTRICTED   UNDERLYING STOCK
                                             ANNUAL COMPENSATION      OTHER ANNUAL     STOCK        OPTIONS/SARS     ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR    SALARY($)  BONUS($)(3)  COMPENSATION($) AWARDS($)(4)      AWARDS (#)   COMPENSATION($)
--------------------------------- ------- ------------ ----------- ---------------- ------------- ---------------- --------------
Terry Considine .................    2001 $    100,000 $   857,500        None          None          921,970           None
  Chairman of the Board of ......    2000      275,000        None        None          None          200,000           None
  Directors and Chief ...........    1999      275,000   1,275,000        None          None          385,294           None
  Executive Officer

Peter K. Kompaniez ..............    2001      100,000     507,500        None          None          437,122           None
  President and Vice Chairman ...    2000      235,000        None        None          None          200,000           None
                                     1999      235,000     985,000        None          None           75,000           None

Harry Alcock ....................    2001      200,000     397,500        None   $   570,500           40,000           None
  Executive Vice-President ......    2000      200,000        None        None       400,000           20,000           None
  and Chief Investment Officer ..    1999      180,000     280,000        None          None           35,529           None

Patrick J. Foye .................    2001      225,000     382,500        None       892,500             None           None
  Executive Vice President ......    2000      225,000        None        None     2,000,000             None           None
                                     1999      225,000     400,000        None     1,000,000           29,412           None

Paul McAuliffe(5) ...............    2001      200,000     457,500        None       470,000          203,788           None
  Executive Vice President ......    2000      200,000        None        None     1,200,000           20,000           None
  and Chief Financial Officer ...    1999      166,667     300,000        None     1,000,000          223,529           None

(1) Excludes 64,865 shares of Common Stock underlying options granted to Mr. McAuliffe in 1999, which were immediately exercised to purchase shares pursuant to the Company's leveraged stock purchase program.

(2) Options were awarded in January 2000, 2001 and 2002, respectively, in respect of 1999, 2000 and 2001 fiscal years.

(3) Includes all Discretionary and Incentive cash compensation earned by the Named Executive Officers.

(4) The value of the 1999 restricted stock awards at the end of the last fiscal year was $1,143,250, and $1,143,250 for Messrs. Foye and McAuliffe, respectively. Such value is determined by the market price, $45.73, for the stock at the last day of the last fiscal year. The number of 1999 restricted stock awards held by Messrs. Foye and McAuliffe at the end of the last fiscal year was 25,000 shares, and 25,000 shares, respectively. Restrictions lapse on the second (40%), third (20%), fourth (20%) and fifth (20%) anniversaries of the award. The value of the 2000 restricted stock awards at the end of the last fiscal year was $384,041, $1,920,203 and $1,152,122 for Messrs. Alcock, Foye and McAuliffe, respectively. Such value is determined by the market price, $45.73, for the stock at the last day of the last fiscal year. The number of 2000 restricted stock awards held by Messrs. Alcock, Foye and McAuliffe at the end of the last fiscal year was 8,398 shares, 41,990 shares, and 25,194 shares, respectively. Restrictions lapse ratably over three years from the date of the award. The restricted stock awards in consideration of 2001 to Messrs. Alcock, Foye and McAuliffe are, 13,085 shares, 20,470 shares and 10,780 shares, respectively, which will be issued on May 1, 2002. Restrictions lapse ratably over three years from the date of the award for 2,351 of the 13,085 shares, 2,122 of the 20,470 shares, and 2,752 of the 10,780 shares held by Messrs. Alcock, Foye and McAuliffe, respectively. The restrictions on the remaining shares lapse on the second (40%), third (20%), fourth (20%) and fifth (20%) anniversaries of the award. Holders of restricted stock awards are entitled to receive the dividends thereto commencing on the date of grant.

(5)      Mr. McAuliffe was not an employee of the Company prior to February
         1999.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

         Information on options granted in 2002 for the 2001 fiscal year to the Named Executive Officers is set forth in the following table.

                                                 INDIVIDUAL GRANTS(1)
                                 --------------------------------------------------------
                                                     % OF
                                                     TOTAL
                                                    OPTIONS/
                                                     SARS                                    POTENTIAL REALIZABLE VALUE AT
                                    NUMBER OF       GRANTED                                  ASSUMED ANNUAL RATES OF STOCK
                                   SECURITIES         TO                                     PRICE APPRECIATION FOR OPTION
                                   UNDERLYING      EMPLOYEES   EXERCISE OR                               TERM(2)
                                 OPTIONS/SARS     IN FISCAL      BASE        EXPIRATION    ------------------------------------
NAME                               GRANTED(#)        YEAR      PRICE($/SH)       DATE            5%($)             10%($)
----                             -------------   ------------ ------------   ------------  ---------------    -----------------
Terry Considine...........           921,970(3)      52.9%      $ 43.60         1/28/2012        $25,284,474        $64,075,440
Peter K. Kompaniez........           437,122(3)      25.1%        43.60         1/28/2012         11,987,809         30,379,280
Harry Alcock..............            40,000(3)       2.3%        43.60         1/28/2012          1,096,976          2,779,936
Patrick J. Foye...........            None             --            --                --                 --                 --
Paul J. McAuliffe.........           203,788(3)      11.7%        43.60         1/28/2012          5,588,764         14,162,940

(1) Under the terms of the Apartment Investment and Management Company 1997 Stock Award and Incentive Plan (the "1997 Stock Plan"), the plan administrator retains discretion, subject to certain restrictions, to modify the terms of outstanding options. The exercise price of incentive options granted under the 1997 Stock Plan equal the fair market value of a share of Common Stock on the date of grant. The exercise price of non-qualified options issued under the 1997 Stock Plan generally equals the fair market value of a share of Common Stock on the date of grant.

(2) Assumed annual rates of stock price appreciation are set forth for illustrative purposes only. The amounts shown are for the assumed rates of pre-tax appreciation only, do not constitute projections of future stock price performance, and may not be realized.

(3)      For 757,576 options, 378,788 options, 40,000 options and 196,970 options for Messrs. Considine, Kompaniez, Alcock and McAuliffe, respectively, vesting is on the second (40%), third (20%), fourth (20%) and fifth (20%) anniversaries of the grant date. For 164,394 options, 58,334 options and 6,818 options for Messrs. Considine, Kompaniez and McAuliffe, respectively, vesting is ratable over three years from the date of the grant.


             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

         Information on option exercises during 2001 by the Named Executive Officers, and the value of unexercised options held by Named Executive Officers at December 31, 2001 is set forth in the following table.

                                                                       NUMBER OF SECURITIES
                                                                      UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                                                          OPTIONS/SARS AT             IN-THE-MONEY OPTIONS/SARS
                                 SHARES ACQUIRED        VALUE              FY-END(#)(1)                    AT FY-END($)(2)
NAME                             ON EXERCISE(#)      REALIZED($)    EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                            ------------------ -------------   -------------   --------------  -------------- --------------
Terry Considine...........            2,400              $57,540        1,564,000       2,753,264    $13,067,220     $15,591,052
Peter K. Kompaniez........          200,000            2,173,800          289,000       1,113,122      2,414,595       4,889,300
Harry Alcock..............           20,000              236,500           43,000         149,173        359,265         762,459
Patrick J. Foye...........             None                 None          220,000         184,412      1,700,600       1,560,799
Paul J. McAuliffe.........             None                 None             None         447,317           None       2,350,183

(1)      Includes: 921,970 shares, 437,122 shares, 40,000 shares and 203,788 shares subject to options granted to Messrs. Considine, Kompaniez, Alcock and McAuliffe, respectively, in January 2002.

(2) Market value of underlying securities at fiscal year-end, less the exercise price. Market value is determined based on the closing price of the Common Stock on the New York Stock Exchange on December 31, 2001 of $45.73 per share.

                  COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

         The four members of the Board of Directors who are not members of management constitute the Compensation Committee. The Compensation Committee determines the compensation of the Chief Executive Officer and the President; reviews and approves compensation of other corporate officers holding the title of Executive Vice President ("Other Senior Management" and together with the Chief Executive Officer and the President, "Senior Management"); reviews the general compensation and benefit practices of the Company; and administers the Company's stock option and other stock related plans.

         In conducting its review and in making its determination and granting approvals, the Committee considers various factors: the alignment of management financial awards with shareholder objectives for Total Return (dividend income plus share price appreciation); reasonability of compensation in consideration of all the facts, including Total Return, the size and complexity of the Company, and practices of other real estate investment trusts; and recruitment and retention of the Company's management.


         Compensation of Senior Management is comprised of Base Compensation, Bonus Compensation and Long Term Incentive Compensation (collectively "Total Compensation"). The policy of the Compensation Committee is to set Base Compensation at or below the median paid by comparable companies to executive officers with comparable responsibilities; to utilize Bonus Compensation with a mixture of cash and stock options and/or restricted stock to reward specific achievements with reference to the median levels of the peer group; and to utilize Long Term Incentive Compensation (which is a mixture of stock options and restricted stock), at levels dependant upon the Company's performance. In years when the Company's financial performance is superior to its peer group, (REITs with market capitalization of greater than $4 billion), it is the policy of the Compensation Committee to set Total Compensation at levels which reward such performance. If Company performance is not superior to the peer group it is the Compensation Committee's policy to maintain aggregate Total Compensation of Senior Management at levels equal to or below the median level of the peer group, balanced by individual performance. The comparable companies reviewed by the Compensation Committee are among those included in the SNL indices used in the stock price performance graph on page 23 of this Proxy Statement. Among the factors considered by the Compensation Committee, in addition to Total Return, are various metrics of the Company, measured against the peer group, such as Adjusted Funds From Operations, and the scale of the business.


         Base Compensation. The Compensation Committee determined 2001 Base Compensation for the Chief Executive Officer and for the President; reviewed and approved 2001 Base Compensation for Other Senior Management based upon the recommendation of the Chief Executive Officer and President; and considered such 2001 Base Compensation reasonable and in line with Company policy. The Base Compensation for Messrs. Considine and Kompaniez has been set to be equal or below the median compensation paid to executives with similar responsibilities at comparable companies reviewed by the Compensation Committee.


         Bonus and Long Term Incentive Compensation. In assessing Bonus and Long Term Incentive Compensation for 2001, the Compensation Committee considered, among other things:


o AFFO and FFO per share increased to $4.63 and $5.21, respectively, an increase of 6% and 8%, respectively, over the prior year's results. Annual dividends per share increased from $3.12 to $3.28, an increase of 5% from the prior year.

o Total market capitalization increased to approximately $9.9 billion ($4.0 billion in equity capitalization) as of December 31, 2001, compared to approximately $9.6 billion ($4.0 billion in equity capitalization), as of December 31, 2000, an increase of 3%.


o Property sales activity totaled approximately $420 million for the year, consisting of 73 apartment communities, three commercial properties and one land parcel, containing 10,628 units.


o The Company completed the merger of OTEF and acquired 5 apartment communities containing 2,673 units for approximately $120 million.

o AIMCO's 2001 Total Return of (1.8)% was less than that of the Morgan Stanley REIT Index, which had a return of 12.83%, and less than that of the peer group.

o AIMCO Total Return for the last five years is 123.7%, or 17.47% on an annualized basis, exceeding the Morgan Stanley REIT Index of 34.57%, which is a difference of 6.12% on an annualized basis. For the same period, AIMCO ranked first in total return to stockholders among REITs with a market capitalization of over $2 billion.

o        AIMCO agreed to the Casden Properties transactions (completed March 11,
         2002), which have made Southern California AIMCO's largest market and improved the Company's overall asset quality, and which transactions closed on March 11, 2002.

         While there were a number of significant accomplishments by the Company during 2001, the Company's financial performance was not considered superior by the Compensation Committee. Thus, the Compensation Committee approved Total Compensation to Mr. Considine and Mr. Kompaniez as follows:

                                         BASE              BONUS         LONG TERM INCENTIVE            TOTAL
               NAME                  COMPENSATION      COMPENSATION          COMPENSATION           COMPENSATION
               ----                  ------------      ------------      -------------------        ------------
Terry Considine...........             $100,000         $1,400,000            $2,500,000             $4,000,000
Peter K. Kompaniez........             $100,000           $700,000            $1,250,000             $2,050,000

         Mr. Considine's and Mr. Kompaniez' Total Compensation is comprised of $957,500 and $607,500 in cash and $3,042,500 and $1,442,500 in stock options, respectively.

         The Compensation Committee approved $8,325,000 in Total Compensation to eight other members of Senior Management, consisting of $4,077,500 in cash and $4,247,500 in stock options and restricted stock. Restricted stock was valued at $43.60 per share, the closing price of the Company's Common stock on January 25, 2002, which is also the price at which the options may be exercised. The Compensation Committee valued the options at approximately $3.30 per underlying share, based on the advice of a nationally recognized independent investment bank that considered the exercise price, the terms of the options, the lack of transferability of the options, the vesting provisions (1/3 per year over three years for that portion paid as Bonus Compensation and over 5 years for that portion paid as Long Term Incentive Compensation), and the likely dividend rate on the underlying stock.


         The aggregate amount of Total Compensation of $9,350,000, consisting of $2,830,000 in cash and $6,520,000 in options and Restricted Stock, for the Company's four most highly compensated executive officers is below the average amount paid to the four most highly compensated executive officers of REITs having market capitalization rates of $4 billion or greater.



Date: April 1, 2002

         J. LANDIS MARTIN (CHAIRMAN)
         JAMES N. BAILEY
         RICHARD S. ELLWOOD
         THOMAS L. RHODES

         The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

                             EMPLOYMENT ARRANGEMENTS

         Each of Messrs. Considine and Kompaniez receive annual cash compensation pursuant to employment contracts with the Company. The initial two-year term of each of these contracts expired in July 1996 but the contracts are automatically renewed for successive one-year terms unless the officer is terminated by the Company. The base salary payable under the employment contracts is subject to annual review and adjustment by the Compensation Committee. The base annual salaries of Messrs. Considine and Kompaniez were $100,000 each for 2001. Each of Messrs. Considine and Kompaniez are also eligible for a bonus set by the Compensation Committee. See "Compensation Committee Report to Stockholders."

         The employment contracts provide that upon a change in control of the Company or a termination of employment under certain circumstances, the employee will be entitled to a payment equal to three times the average annual salary for the previous three years. The contracts provide that during the term of the contract and for one year thereafter in no event will the employees engage in the acquisition, development, operation or management of other multifamily rental apartment properties outside of the Company. In addition, the contracts provide that the employees will not engage in any active or passive investment in property relating to multifamily rental apartment properties, with the exception of the ownership of up to 1% of the securities of any publicly-traded company involved in those activities.




         Effective in January 2002, the Company entered into certain non-competition and non-solicitation agreements with a number of employees, including Messrs. Considine, Kompaniez, Alcock, Foye and McAuliffe. Pursuant to the agreements, in consideration for payment of certain bonus and restricted stock as disclosed herein on the Summary Compensation Table and Option/SAR Grants in Last Fiscal Year table, each of these executives agreed that during the term of his employment with the Company and for a period of two (2) years following the termination of his employment, except in circumstances where there was a change in control of the Company, he could not (i) be employed by a competitor of the Company named on a schedule to the agreement, (ii) solicit other AIMCO employees to leave the Company's employ or (iii) solicit customers of AIMCO to terminate their relationship with the Company. The agreements further required that the executives protect the Company's trade secrets and confidential information.

         The agreements provide that in order to enforce the above-noted non-competition condition following the executive's termination of employment by the Company without cause, each of Messrs. Considine, Kompaniez, Alcock, Foye and McAuliffe will receive, for a period not to exceed the earlier of twenty-four (24) months following such termination or the date of acceptance of employment with a non-competitor, (i) severance pay in an amount, if any, to be determined by the Company in its sole discretion, and (ii) following payment of such severance, a monthly payment equal to two-thirds (2/3) of such executive's monthly base salary at the time of termination.

         For purposes of these agreements, "cause" is defined to mean, among other things, the executive's (i) breach of the agreement, (ii) failure to perform required employment services, (iii) misappropriation of Company funds or property, (iv) indictment, conviction, plea of guilty or plea of no contest to a crime involving fraud or moral turpitude, or (v) negligence, fraud, breach of fiduciary duty, misconduct or violation of law.

                          STOCK PRICE PERFORMANCE GRAPH

         The following graph compares cumulative total returns for the Company's Common Stock ("AIMCO"), the Standard & Poor's 500 Total Return Index (the "S&P 500"), the NASDAQ, the SNL Residential REIT Index and the Morgan Stanley REIT. The SNL Residential REIT Index was prepared by SNL Securities, an independent research and publishing firm specializing in the collection and dissemination of data on the banking, thrift and financial services industries. The Morgan Stanley REIT Index is published by Morgan Stanley Incorporated, an investment banking company. The indices are weighted for all companies that fit the definitional criteria of the particular index and are calculated to exclude companies as they are acquired and add them to the index calculation as they become publicly traded companies. All companies of the definitional criteria in existence at the point in time presented are included in the index calculations. The graph assumes the investment of $100 in the Company's Common Stock and in each index on December 31, 1996, and that all dividends paid have been reinvested.


                                    [GRAPH]

                                                             PERIOD ENDING
                                   --------------------------------------------------------------------
                                   12/31/96    12/31/97    12/31/98    12/31/99    12/31/00    12/31/01
                                   ---------   ---------   --------    --------    --------    --------
  AIMCO.........................   $  100.00   $  138.19   $ 150.88    $ 171.93    $ 230.34    $ 226.20
  S&P 500.......................      100.00      133.37     171.44      207.52      188.62      166.22
  NASDAQ - Total US*............      100.00      122.48     172.68      320.89      193.01      153.15
  SNL Residential REITs.........      100.00      116.02     106.61      115.98      155.11      171.50
  Morgan Stanley REIT Index**...      100.00      118.38      98.54       94.05      119.27      134.57

* Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago, 2002.

**   Morgan Stanley ("MS")REIT Index

         The Stock Price Performance Graph will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         From time to time, the Company has entered into various transactions with certain of its executive officers and directors. The Company attempts to price such transactions based on fair market value, and believes that the transactions are on terms that are as favorable to the Company as could be achieved with unrelated third parties.

         In 2001, the Operating Partnership sold to three limited liability companies owned by members of senior management and other employees of the Company (40% by a Considine family partnership, 10% by Mr. Kompaniez and 50% by other employees) an aggregate of 5,000 Class II Units, 5,000 Class III Units and 5,000 Class IV Units for $1,274,854, $1,792,764, and $1,792,764, respectively.
The sale was approved by the Company's stockholders at the 2001 Annual Stockholders' Meeting.

         Based upon the total return of the Company's Common Stock during 2001, compared to the Morgan Stanley REIT Index, and an 11% minimum return, the Class II Units were valued at $0 as of January 1, 2002 and the allocable investment made by the holders of $1,274,854 was lost.

         Based upon the total return of the Company's Common Stock during 2001, compared to the Morgan Stanley REIT Index, and a 23.2% minimum return, the Class III Units were valued at $0 for the period of January 1, 2001 through December 31, 2001, however, the full measurement period ends on December 31, 2002. Based on the total return of the Company's Common Stock during 2001, compared to the Morgan Stanley REIT Index, and a 36.8% minimum return, the Class IV Units were valued at $0 for the period of January 1, 2001 through December 31, 2001, however, the full measurement period ends on December 31, 2003


         The Company is currently proposing to issue 5,000 Class V High Performance Partnership Units to a limited liability company expected to be owned by members of senior management and other employees of the Company (40% by a Considine family partnership, 10% by Mr. Kompaniez, and 50% by other employees) for $1,066,000. See "Proposal 3: Approval of the Sale of High Performance Units".


                              STOCK PURCHASE LOANS

         From time to time, the Company makes loans to its executive officers to finance their purchase of shares of Common Stock from the Company. During 2001, the Company sold 62,317 shares of Common Stock to Mr. Cortez and 9,379 shares of Common Stock to Mr. Monson for purchase prices of $3,000,045 and $400,014, respectively. In each case, the purchase price was equal to the closing price of the Common Stock on the New York Stock Exchange on the date of sale. In payment for such shares, Messrs. Cortez, and Monson executed notes payable to the Company bearing interest at 7.25% per annum, payable quarterly, and due in 2011. The following table sets forth certain information with respect to these loans to executive officers.


                                                           HIGHEST AMOUNT   AMOUNT REPAID
                                                 INTEREST   OWED DURING    SINCE INCEPTION   MARCH 1, 2002
                      NAME                         RATE         2001        (THRU 3/01/02)      BALANCE
                  -----------                    --------  --------------   --------------   --------------
             Terry Considine .........             7.25%   $   15,797,963   $   20,038,112   $   15,797,879
             Peter K. Kompaniez ......             7.25%        1,944,941        4,055,416        1,944,584
             Harry G. Alcock .........             7.00%          777,609          131,217          755,789
             Joel F. Bonder ..........             7.00%        1,321,832           44,975        1,315,041
             Miles Cortez ............             7.25%        3,000,045             None        3,000,045
             Joseph DeTuno ...........             7.00%          464,725          249,791          250,203
             Patrick J. Foye .........             6.25%        2,613,701          410,221        2,589,803
             Paul J. McAuliffe .......             7.00%        2,036,531          396,242        2,003,764
             Ron D. Monson ...........             7.25%        1,094,475          319,842          886,370
             Lance Graber ............             7.00%        1,925,000             None        1,925,000
                                                           --------------   --------------   --------------
                                                           $   30,976,822   $   25,645,816   $   30,468,478
                                                           ==============   ==============   ==============

                                  OTHER MATTERS

         Section 16(a) Compliance. Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of the Company's stock are required by SEC regulations to furnish the Company with copies of all such forms that they file.

         Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2001, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the period ended December 31, 2001, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the Company's stock.

         Stockholders' Proposals. Proposals of stockholders intended to be presented at the Company's Annual Meeting of Stockholders to be held in 2003, must be received by the Company, marked to the attention of the Secretary, no later than November 28, 2002 to be included in the Company's Proxy Statement and form of proxy for that meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement. Proposals of stockholders submitted to the Company for consideration at the Company's Annual Meeting of Stockholders to be held in 2003 outside the processes of Rule 14a-8 (i.e., the procedures for placing a shareholder's proposal in the Company's proxy materials) will be considered untimely if received by the Company after February 17, 2003.

         Other Business. The Company knows of no other business that will come before the Meeting for action. As to any other business that comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

         Available Information. The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information that the Company files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         The SEC allows the Company to "incorporate by reference" information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in the Proxy Statement. This Proxy Statement incorporates by reference the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (Commission file No. 1-13232). This document contains important information about the Company and its financial condition.

         The Company incorporates by reference additional documents that the Company may file with the SEC between the date of this Proxy Statement and the date of the Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. The Company has mailed all information contained or incorporated by reference in this Proxy Statement to stockholders.

         If you are a stockholder, the Company may have sent you some of the documents incorporated by reference, but you can obtain any of them through the Company or the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from the Company without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in the Proxy Statement. Stockholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing from the Company at the following address:

         Apartment Investment and Management Company
         2000 South Colorado Boulevard, Tower Two
         Suite 2-1000
         Denver, Colorado 80222-7900

         If you would like to request documents from the Company, please do so by April 10, 2002 to receive them before the Meeting. If you request any incorporated documents, they will be mailed to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

         You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your shares at the Annual Meeting of Stockholders. The Company has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated April 1, 2002. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than that date.


                             THE BOARD OF DIRECTORS

April 1, 2002
Denver, Colorado

                                      PROXY
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
              IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED
                          FOR EACH OF THE SIX NOMINEES
           FOR DIRECTOR AND THE PROPOSALS REFERRED TO IN 2 AND 3 BELOW

    The undersigned hereby appoints Terry Considine and Peter K. Kompaniez and each of them the undersigned's true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Apartment Investment and Management Company (the "Company"), standing in the undersigned's name, at the Annual Meeting of Stockholders of the Company to be held at 2000 South Colorado Boulevard, Tower Two, Suite 2-1000, Denver, Colorado 80222-7900, on April 26, 2002 at 9:00 a.m., Denver time (including any adjournments or postponements thereof, the "Stockholders' Meeting"), upon those matters as described in the Proxy Statement for the Stockholders' Meeting and such other matters as may come before such meeting.

A vote FOR the following proposals described in the Proxy Statement for the Stockholders' Meeting is recommended:

1. Election of the following nominees for director: Terry Considine, Peter K. Kompaniez, James N. Bailey, Richard S. Ellwood, J. Landis Martin, and Thomas L. Rhodes.


[ ] FOR ALL NOMINEES  [ ] WITHHOLD AUTHORITY for  [ ] WITHHOLD AUTHORITY for any Individual Nominee(s)
                          all Nominees                (Write the name(s) of the nominee(s) in the space below)

1.
  -----------------------------------------------
2.
  -----------------------------------------------
3.
  -----------------------------------------------
4.
  -----------------------------------------------
5.
  -----------------------------------------------
6.
  -----------------------------------------------

2. Ratification of the selection of Ernst & Young LLP as independent auditors for the calendar year ending December 31, 2002.

          [ ] FOR       [ ] AGAINST        [ ] ABSTAIN

3. Approval of the sale of High Performance Units.

          [ ] FOR       [ ] AGAINST        [ ] ABSTAIN


          (Continued, and to be dated and signed on the reverse side.)


AIMCO encourages you to take advantage of new and convenient ways by which you can vote your shares on matters to be covered at the Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.

TO VOTE OVER THE INTERNET:

o   Have your proxy card in hand when you access the web site.

o Log onto the Internet and go to the web site, www.eproxyvote.com/aiv, 24 hours a day, 7 days a week.

o   You will be prompted to enter your control number printed in the box above.

o   Follow the instructions provided.

TO VOTE OVER THE TELEPHONE:

o   Have your proxy card in hand when you call.

o On a touch-tone telephone call 1-877-779-8683, 24 hours a day, 7 days a week.

o   You will be prompted to enter your control number printed in the box above.

o   Follow the recorded instructions.

TO VOTE BY MAIL:

o   Mark, sign and date your proxy card.

o   Return your proxy card in the postage-paid envelope provided.

Your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned the proxy card. If you choose to vote your shares electronically, there is no need for you to mail back your proxy card. Proxies submitted by telephone or the Internet must be received by 5:00 p.m. eastern time on April 24, 2002.

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                             PROXY FOR COMMON STOCK

         PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF
                          STOCKHOLDERSON APRIL 26, 2002

    If any other business is transacted at the Stockholders' Meeting, the Proxy shall be voted in accordance with the best judgment of the above-named attorneys and proxies.

                             Dated:                  , 2002



                           (Signature of Stockholder)


                           (Signature of Stockholder)

                     Please sign your name exactly as it appears hereon. If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title. If stock is held jointly, each joint owner should sign.

         PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE



                                        2